Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

LoJack Corporation

at
$6.45 Net Per Share
by

Lexus Acquisition Sub, Inc.

a wholly-owned subsidiary of

CalAmp Corp.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
ON MONDAY, MARCH 14, 2016 (ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON MONDAY,
MARCH 14, 2016), UNLESS THE OFFER IS EXTENDED.

February 16, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Lexus Acquisition Sub, Inc. (“Purchaser”), a Massachusetts corporation and a wholly-owned subsidiary of CalAmp Corp., a Delaware corporation (“CalAmp”), to act as Information Agent in connection with its offer to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of LoJack Corporation, a Massachusetts corporation (“LoJack”), at $6.45 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 16, 2016 (the “Offer to Purchase”) and the related letter of transmittal that accompanies the Offer to Purchase (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

Consummation of the Offer is conditioned upon, among other things, immediately prior to expiration of the Offer: (i) there being validly tendered and not withdrawn a number of Shares that, considered together with all other Shares then owned by CalAmp and its subsidiaries (including Purchaser), represents at least two-thirds (66 ⅔%) of the total number of outstanding Shares on a fully diluted basis; (ii) the applicable waiting period (or any extension thereof) or approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or other antitrust laws having expired or been terminated or obtained; and (iii) no governmental body having enacted, issued, promulgated, enforced or entered any law or order that is then in effect and has the effect of enjoining or otherwise preventing or prohibiting the making of the Offer or consummation of the merger of Purchaser with and into LoJack pursuant to the Agreement and Plan of Merger, dated as of February 1, 2016. On February 12, 2016, the Federal Trade Commission granted early termination of the waiting period under the HSR Act applicable to the Offer and the Merger. With such early termination, the condition of the Offer relating to the expiration or termination of the HSR Act waiting period has been satisfied.

Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

1. Offer to Purchase, dated February 16, 2016;

2. Letter of Transmittal, for your use and for the information of your clients, together with the included Internal Revenue Service Form W-9 or W-8BEN (if applicable);

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) for the Offer, or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUIRED.
WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 midnight, Eastern time, on Monday, March 14, 2016 (one minute after 11:59 P.M., Eastern time, on Monday, March 14, 2016).

Shareholders whose share certificates are not immediately available or who cannot deliver such certificates, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis or who cannot deliver all other required documents to the Depositary prior to the expiration of the Offer (the “Expiration Date”) may tender their Shares by properly completing and duly executing Notice of Guaranteed Delivery enclosed with the Offer to Purchase pursuant to the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date or the previously scheduled termination of any subsequent offering period, as applicable, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. The procedures for guaranteed delivery described in Section 3 of the Offer to Purchase may not be used during any subsequent offering period.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, and additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF LEXUS ACQUISITION SUB, INC., CALAMP CORP., THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.